Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTERLINE BRANDS, INC.

FIRST:  The name of the corporation is Interline Brands, Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is two million, five hundred thousand (2,500,000) shares of common stock, having a par value of $0.01 per share.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”) in accordance with the by-laws of the Corporation (the “By-Laws”) and, for so long as it remains in effect, the Stockholders Agreement (as defined in Article TENTH), and the directors need not be elected by ballot unless required by the By-Laws or, for so long as it remains in effect, the Stockholders Agreement.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, amend and repeal the By-Laws in accordance with the By-Laws and, for so long as it remains in effect, the Stockholders Agreement (as defined in Article TENTH).

SEVENTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Neither any amendment, repeal or modification of this Article SEVENTH nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH shall adversely affect any right or protection of a director of the Corporation in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to the time of such repeal, modification or adoption of an inconsistent provision.

EIGHTH:  The rights conferred upon indemnitees in Article IX of the By-Laws shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of Article IX of the By-Laws or this Article EIGHTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

NINTH.  (a)           In recognition and anticipation of the facts that (i) the directors, officers and/or employees of each Investor Stockholder may serve as directors and/or officers of the Corporation (which, for purposes of this Article NINTH, shall, unless the context otherwise requires, include any subsidiaries of the Corporation), and (ii) each Investor Stockholder and its Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Investor Stockholders and their respective officers and directors, Affiliates and the powers, rights, duties and liabilities of the Corporation and its officers, directors, Affiliates and stockholders in connection therewith.

(b)           No Investor Stockholder nor any of its Affiliates shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation.  Except with respect to an Express Opportunity (as defined in Section (c) below), the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both an Investor Stockholder or any of its Affiliates and the Corporation, and therefore no Investor Stockholder or any of its Affiliates shall have any duty, except and to the extent expressly assumed by contract, to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c)           Except as provided elsewhere in this Article NINTH, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and an Investor Stockholder or any of its Affiliates, about which a director and/or officer of the Corporation who is also a director, officer and/or employee of a stockholder acquires knowledge.  The Corporation does not renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and an Investor Stockholder or any of its Affiliates, about which a director and/or officer of the Corporation who is also a director, officer, and/or employee of such Investor Stockholder acquires knowledge, if such opportunity is expressly offered to such person in writing solely in, and as a direct result of, his or her capacity as a director or officer of the Corporation (an “Express Opportunity”).

(d)           To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article NINTH to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives any and all claims and causes of action that the Corporation may have for such activities to the fullest extent permitted by law.  The provisions of this Article NINTH apply equally to activities conducted in the future and that have been conducted in the past.

(e)           As used in this Article NINTH, the following definitions shall apply:

“Affiliates” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.  For the avoidance of doubt, (i) each GSCP Party (as defined below) shall be deemed to be an Affiliate of every other GSCP Party, (ii) each P2 Party (as defined below) shall be deemed to be an Affiliate of every other P2 Party and (iii) neither the Corporation nor any Person controlled by the Corporation shall be deemed to be an Affiliate of any stockholder.

“GSCP Parties” means GS Capital Partners VI Fund, L.P., a Delaware limited partnership, GS Capital Partners VI Offshore Fund, L.P., a Cayman Islands exempted limited partnership , GS Capital Partners VI GmbH & Co. KG, a limited partnership formed under the laws of the Federal Republic of Germany, GS Capital Partners VI Parallel, L.P., a Delaware limited partnership, MBD 2011 Holdings, L.P.,  a Cayman Islands exempted limited partnership, Bridge Street 2012 Holdings, L.P., a Cayman Islands exempted limited partnership  and any Affiliates of the foregoing which own stock of the Corporation from time to time.

“Investor Stockholder” means the GSCP Parties and the P2 Parties, or any of them.

“P2 Parties” P2 Capital Master Fund I, L.P., a Cayman Islands exempted limited partnership and P2 Capital Master Fund VII, L.P., a Delaware limited partnership, and any Affiliates of the foregoing which own stock of the Corporation from time to time.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or agency or other entity of any kind or nature.

TENTH:  The Corporation reserves the right to amend and repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner from time to time prescribed and required by the laws of the State of Delaware.  Except as set forth in Section 3.6(a)(i) of the Stockholders Agreement, dated September 7, 2012, by and among the Corporation, the GS Parties, the P2 Parties and certain other parties signatories thereto (the “Stockholders Agreement”) and the last sentence of Article SEVENTH hereof, all rights herein conferred are granted subject to this reservation. Subject to the Stockholders Agreement, this Third Amended and Restated Certificate of Incorporation may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.